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EXHIBIT 21.1

     The following are wholly owned subsidiaries of PayStar Communications
Corporation:

1. Name: PAYSTAR COMMUNICATIONS, INC.
         State of Incorporation:Nevada

2. Name: U.S. CASH EXCHANGE, INC.
         State of Incorporation:Nevada

3. Name: PAYSTAR FINANCIAL SERVICES, INC.
         State of Incorporation:Nevada

4. Name: PAYSTAR.COM, INC.
         State of Incorporation:Nevada

5. Name: PAYSTAR PREPAID SERVICES, INC.
         State of Incorporation: Nevada